UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 31, 2015

FBEC Worldwide, Inc.
 (Exact name of registrant as specified in its charter)

307-222-6000
(Registrant's telephone number, including area code)

Wyoming	000-52297	06-1678089
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1621 Central Ave
Cheyenne, WY 82001
 (Address of principal executive offices) (Zip Code)

Frontier Beverage Company, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Board Meeting on March 31, 2015 of FBEC Worldwide Inc., a Wyoming corporation, acknowledged that the majority shareholder and subsequent Board of Directors dismissed Ian Hobday from all officer positions and as a Director of the company.

In connection with the Board Meeting on April 28, 2015 of FBEC Worldwide Inc., a Wyoming corporation, the Board of Directors and majority of stockholders appointed Robert S. Sand as the Chairman and Chief Executive Officer. The Board of Directors has authorized the Employment Contract for Robert Sand, inclusive of Salary and Stock per the reference of Exhibit 10.1

Robert S. Sand, age 32, Chairman and Chief Executive Officer, has extensive experience developing new businesses and start-ups. A graduate from Florida State University with a B.A. Degree in Business Management, with an Associate’s Degree from Barstow Community College in California; Robert felt compelled to serve 3 years in the U.S. Military beginning on December of 2001 (a few months after 9/11) with basic training at Ft. Jackson, SC as a Pvt. I. He advanced to private first class after completing basic training and airborne school, and continued advanced schooling in Aberdeen Maryland. He was promoted to specialist upon deployment to Knar Afghanistan as combat squad leader, and he received many awards for serving his country. Robert completed NCO school in Korea and accepted a promotion to Sgt/E5 just prior to his Honorable Discharge. His post-military career included his own construction company as a licensed contractor and major vendor to the Fortune-100 Empire Today LLC for several years where he excelled averaging $17M a year as the National Commercial Manager. Robert has recently invested his interests into being a managing partner for a small capital advisor firm in Northern California where he resides today. Robert has accepted his position as Chairman and CEO of FBEC Worldwide, Inc. in order to offer his expertise in growing the company and building shareholder equity.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement for Robert Sand, dated April 28, 2015

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 FBEC WORLDWIDE, INC.

/s/ Robert S. Sand

__________________
Robert Sand, Chairman and Chief Executive Officer